Exhibit 99.1

FOR IMMEDIATE RELEASE/September 30, 2009

Anthony S. Marucci	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Matthew Driscoll
Celldex Therapeutics, Inc.	Celldex Therapeutics, Inc.	BMC Communications Group
(781) 433-0771	(781) 433-0771	(973) 271-6085
	IR@celldextherapeutics.com	mdriscoll@bmccommunications.com

Celldex and CuraGen Stockholders Approve Acquisition of CuraGen Corporation

NEEDHAM, MA and Branford, CT (September 30, 2009):  Celldex Therapeutics, Inc. (Nasdaq: CLDX) and CuraGen Corporation (Nasdaq: CRGN) announced that, at special meetings held earlier today, Celldex’s stockholders approved the issuance of shares of Celldex common stock pursuant to the previously disclosed Agreement and Plan of Merger, dated as of May 28, 2009, by and among Celldex, Cottrell Merger Sub, Inc. and CuraGen, and that CuraGen’s stockholders approved the Agreement and Plan of Merger.

Following the closing of the merger contemplated by the Agreement and Plan of Merger, each outstanding share of CuraGen common stock will convert into the right to receive 0.2739 shares of Celldex common stock and CuraGen will become a wholly-owned subsidiary of Celldex.  Celldex will issue approximately 16,629,981 shares of its common stock in exchange for all outstanding shares of CuraGen common stock in connection with the merger.

Celldex currently anticipates that the merger will close on October 1, 2009.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases. Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and

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119 FOURTH AVENUE   NEEDHAM, MA  02494-2725 USA   781-433-0771   FAX  781-433-0262

www.celldextherapeutics.com

immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

About CuraGen Corporation

CuraGen Corporation is a biopharmaceutical company dedicated to improving the lives of patients by developing promising pharmaceutical products that address unmet medical needs. CuraGen’s therapeutics are based on research into novel drug targets and mechanisms that are believed to play a role in the underlying disease. CuraGen has translated this research and understanding into a pipeline of protein, antibody, and antibody-drug conjugate drugs. For more information, please visit www.curagen.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to Celldex’s strategic focus and the future development and commercialization of Celldex’s programs. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although Celldex management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the successful integration of the businesses, multiple technologies and programs of CuraGen and Celldex; Celldex’s ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; Celldex’s ability to successfully complete product research and further development of Celldex’s programs; the uncertainties inherent in clinical testing; Celldex’s ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and Celldex’s strategy and business plans concerning the continued development and commercialization of CDX-110; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the combined Companies’ programs to continue to develop; the inability to obtain additional capital; the inability to protect the combined Companies’ intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the combined Companies’ products; and other risks detailed from time to time in Celldex’s filings with the Securities and Exchange Commission, including Celldex’s Form 10-K for the fiscal year ended December 31, 2008, and its Forms 10-Q and 8-K.

CRGN-P

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